NVE Corporation Reports First Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—July 23, 2025—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2025.

Total revenue for the first quarter of fiscal 2026 decreased 10% to $6.10 million from $6.78 million for the prior-year quarter. The decrease was due to an 11% decrease in product sales, partially offset by a 17% increase in contract research and development revenue. Net income for the first quarter of fiscal 2026 decreased 13% to $3.58 million, or $0.74 per diluted share, compared to $4.10 million, or $0.85 per share, for the prior-year quarter.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable August 29, 2025 to shareholders of record as of August 4, 2025.

“We’re pleased to report strong revenue and earnings despite a decrease in defense product sales,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks and uncertainties related to tariffs, customs, duties, and other trade barriers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2025.

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Contact: investor@nve.com

NVE CORPORATION STATEMENTS OF INCOME QUARTERS ENDED JUNE 30, 2025 AND 2024 (Unaudited)
	Quarter Ended June 30,
	2025	2024
Revenue
Product sales	$5,908,570	$6,615,859
Contract research and development	196,074	167,385
Total revenue, net	6,104,644	6,783,244
Cost of sales	1,182,523	975,494
Gross profit	4,922,121	5,807,750
Expenses
Research and development	720,231	878,528
Selling, general, and administrative	418,640	540,404
Total expenses	1,138,871	1,418,932
Income from operations	3,783,250	4,388,818
Interest income	498,208	493,959
Other income	811	-
Income before taxes	4,282,269	4,882,777
Provision for income taxes	706,451	785,190
Net income	$3,575,818	$4,097,587
Net income per share – basic	$0.74	$0.85
Net income per share – diluted	$0.74	$0.85
Weighted average shares outstanding
Basic	4,837,166	4,833,676
Diluted	4,838,877	4,838,995

NVE CORPORATION BALANCE SHEETS JUNE 30 AND MARCH 31, 2025

	(Unaudited) June 30, 2025	March 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$3,222,552	$8,036,564
Marketable securities, short-term (amortized cost of $12,610,115 as of June 30, 2025, and $13,730,266 as of March 31, 2025)	12,607,242	13,691,593
Accounts receivable, net of allowance for credit losses of $15,000	2,253,821	3,589,268
Inventories, net	7,453,369	7,449,083
Prepaid expenses and other assets	630,171	433,414
Total current assets	26,167,155	33,199,922
Fixed assets
Machinery and equipment	12,816,729	11,758,205
Leasehold improvements	1,956,309	1,956,309
	14,773,038	13,714,514
Less accumulated depreciation and amortization	11,813,014	11,727,615
Net fixed assets	2,960,024	1,986,899
Deferred tax assets	1,849,001	1,867,069
Marketable securities, long-term (amortized cost of $31,679,330 as of as of June 30, 2025, and $26,353,692 as of March 31, 2025)	31,690,932	26,304,623
Right-of-use asset – operating lease	886,451	917,349
Total assets	$63,553,563	$64,275,862

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$177,214	$214,691
Accrued payroll and other	1,394,428	871,169
Operating lease	53,817	83,010
Total current liabilities	1,625,459	1,168,870
Long-term operating lease liability	838,481	838,221
Total liabilities	2,463,940	2,007,091

Shareholders’ equity
Common stock	48,372	48,372
Additional paid-in capital	19,827,944	19,821,106
Accumulated other comprehensive income (loss)	6,818	(68,544)
Retained earnings	41,206,489	42,467,837
Total shareholders’ equity	61,089,623	62,268,771
Total liabilities and shareholders’ equity	$63,553,563	$64,275,862